Contact: James C. Miller

724-465-1487

TO BE RELEASED:

Monday, April 16, 2001

at 10:00 a.m.

S&T Bancorp, Inc. Announces Increased Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today announced increased earnings for the quarter ending March 31, 2001. Diluted earnings per share increased 7.5 percent to $0.43 per share from $0.40 per share in the first quarter of 2000. Net income rose 8.0 percent to $11.7 million from $10.8 million in the year ago period.

Return on average equity was 16.6 percent as compared to 18.1 percent in the year ago quarter and 17.7 percent for the year 2000. Without the effects of unrealized gains in the available for sale investment portfolio, return on average equity would have been 18.9 percent. Return on assets was 2.04 percent in the quarter, compared with 1.98 percent in the first quarter of 2000.

James C. Miller, president and chief executive officer, commented, "It was a solid quarter for us given the volatility in the current interest rate environment. Our net interest margin of 4.41 percent for the quarter was below the 4.43 percent margin for the first quarter of 2000. Because we have experienced good loan growth, however, net interest income of $23.4 million was slightly above the year ago quarter of $22.8 million. The dramatic drop in short term rates during the quarter had a negative impact on our net interest margin. While we were pleased, under the circumstances, with the margin revenue growth we achieved, earnings growth for the quarter was primarily driven by noninterest income."

Noninterest income increased 22.7 percent or $6.4 million from the year ago quarter due to significant increases in wealth management, brokerage, equity call fees and equity security gains.

S&T Investment Company continued to be a significant revenue source, generating $1.0 million in dividends, $0.2 million of equity call fees and $1.4 million of equity security gains for this quarter. With a market value of $118.5 million, the equity portfolio had $43.8 million of unrealized gains at March 31, 2001, as compared to $32.1 million a year ago. Miller added, "I am particularly pleased with the performance of S&T Investment Company in this market environment. This portfolio not only provides income diversification, but has become a significant, sustainable source of revenue over the years."

Total assets approximated $2.4 billion at March 31, 2001, an increase of over 5.0 percent from the year ago period. Gross loans increased 8.6 percent or $129.1 million over the last 12 months. Commercial loans accounted for all of the increase, as consumer loans decreased due to the attractiveness of secondary market rates on residential mortgage loans and the continuing run-off of indirect auto loans. Deposits rose $95.1 million or 6.5 percent from March 31, 2000.

Asset quality measurements remained strong at March 31, 2001. Nonperforming loans totaled $3.7 million or 0.23 percent of total loans at the end of the first quarter. The allowance for loan losses was $28.0 million or 1.71 percent of total loans, as of March 31, 2001. The provision for loan losses was $1.0 million in the first quarter of 2001, the same as the first quarter of 2000. Net charge-offs for the quarter were $0.4 million, or 0.10 percent of average loans on an annualized basis.

S&T Bancorp declared a $0.22 dividend per share on March 19, 2001, payable on April 25, 2001 to shareholders of record March 30, 2001. This represents a 10 percent increase over the cash dividend declared in the first quarter of 2000. The book value and market value of S&T common stock on March 31, 2001 were $10.56 and $23.14 per share, respectively. A stock buyback authorization for repurchasing up to 1 million shares remains in effect for 2001.

Miller added, "We were very pleased to learn recently that S&T was named to the Keefe, Bruyette & Woods (KBW) 2001 Honor Roll based on our excellent record of earnings growth over the past ten years. S&T was also named to the KBW 2000 Honor Roll, and we were happy that our performance once again warranted inclusion on this list. Finally, while there are still many uncertainties regarding interest rates and the economy in general, we believe that the guidance provided earlier this year for S&T's 2001 earnings per share in the range of $1.75 - $1.79 is still valid."

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition.